Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 21, 2018, relating to the consolidated financial statements of Discover Financial Services and the effectiveness of Discover Financial Services’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Discover Financial Services for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Deloitte & Touche LLP

Chicago, Illinois

June 22, 2018